EXHIBIT 4.1
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Pangea Petroleum Corporation
6776 SW Freeway, Suite 620
Houston, TX  77074
(832) 242-3381
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November 20, 2000
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Mr. Pat Donais
Keljor Group, LLC
16203 Park Row, Suite 185
Houston, TX 77084
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     RE:     Geological/Geophysical Consultation
             Agreement and Other Matters
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Dear Pat:
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Pangea Petroleum Corporation ("Pangea") is pleased that
you are available to work with us as a consultant on the
following terms:
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1.     One Year Term.  The parties agree that there is a
one year term to this agreement and is terminable at will
by either party at any time for no reason or for any
reason with a thirty day written notice.  Pangea expects
that you will be available, as needed, to perform your
duties under this agreement, but recognizes that you are
free to represent or perform services for any other
clients, provided that it does not interfere with your
duties or responsibilities regarding Confidential
Information under this agreement.
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2.   Duties.  Your duties will include the following.
     a)     Prospect Evaluation - Grading Drilling
Prospects on a weekly basis, to determine percentage
chance of "success," and
     b)     Other geological/geophysical needs of Pangea
that may arise from time to time.
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3.     Independent Contractor.  Your duties under this
agreement are being performed as an independent
contractor and you will not be considered an employee of
Pangea for any purpose.  The conduct and control of the
work to be performed by you under this agreement
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Mr. Pat Donais
November 20, 2000
Page 2
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will lie solely with you, subject to Pangea's general
right of inspection and supervision to secure the
satisfactory completion of the work. You will perform
your services in accordance with currently approved
methods and standards applicable to your business.
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4.     Compensation.  For your services rendered under
this agreement, you will receive 4,000 shares of Pangea
Petroleum Corporation. stock by the 10th of each month,
beginning November 10, 2000 and continuing thereafter,
until termination.  If Pangea determines that more or you
spent less time for services rendered for the prior
month, adjustments will be made accordingly.
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5.     Confidentiality.  You will not disclose to anyone,
directly or indirectly, either during the term of this
agreement or at any time thereafter, any information
regarding Pangea and/or any of its projects/prospects on
which you have performed services, including, but not
limited to, geological and geophysical data, maps, plats,
models, reports, interpretations, contracts, and
financial data and projections (collectively
"Confidential Information").  All documents that you
might prepare or any Confidential Information that might
be given to you in the course of your services under this
agreement are the exclusive property of Pangea and must
remain in Pangea's possession on Pangea's premises.
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6.     Miscellaneous.
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a)     Assignment.  Because of the personal nature of the
services to be rendered, you may not assign this
agreement without the prior written consent of Pangea.
However, the agreement will inure to the benefit of and
be binding on Pangea's successors and assigns.
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b)     Payment of Taxes.  You assume full responsibility
for the payment of all assessments, payroll taxes, or
contributions, whether federal or state, under this
agreement.
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c)     Indemnity.  You agree to indemnify, protect,
defend, and hold harmless Pangea against all liability or
loss, and against all claims or actions brought by third
parties against Pangea based on or arising out of injury
or death to persons, or damage to or loss of property,
caused by your acts or
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Mr. Pat Donais
November 20, 2000
Page 3
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neglect in connection with the performance of this
agreement.
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d)     Entire Agreement.  This agreement represents the
entire agreement between you and Pangea and shall
supercede any and all prior verbal or written agreements
or understandings between us.
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e)     Survival.  The provisions in this agreement
regarding Confidentiality and additional compensation
shall survive the termination of this agreement.
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f)     Governing Law.  The laws of the State of Texas
shall govern this agreement and venue for any actions
hereunder shall be the courts of Harris County, Texas.
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If this Agreement meets with your complete approval,
please sign both originals below, returning one to me and
retaining the other for your records.
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                         Best Regards,
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                         /s/ Randall W. Massey
                         -----------------------------
                             Randall W. Massey
                             Chief Operating Officer
RM:jw
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ACCEPTED AND AGREED TO on this 20th day of November,
2000.
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                              KELJOR GROUP, LLC
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                              /s/ Patrick Donais
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                              Patrick Donais, Exploration
                              Consultant
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                              76-0616987
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                              Tax Identification Number
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